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--------                                                    OMB APPROVAL
 FORM 3                                         OMB Number           3235-0104
--------                                        Expires:    September 30, 1998
                                                Estimated average burden
                                                hours per response         0.6

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
      NAR HOLDING CORPORATION                 Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            IMPLANT SCIENCES CORPORATION          (Month/Day/Year)
                                                                                  (IMPLU)(2)
     (Last)     (First)     (Middle)             6/23/99 (1)             ----------------------------------  -----------------------
     555 MADISON AVENUE, 27TH FLOOR        ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
----------------------------------------   3. IRS Identification            Person to Issuer                    Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)              applicable line)
NEW YORK       NEW YORK       10022           Person, if an Entity             Director     X    10% Owner     X    Form filed by
----------------------------------------      (Voluntary)                -----            -----              -----  One Reporting
      (City)      (State)      (Zip)       ----------------------------        Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)       below)     -----  More than One
                                                                                                                    Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                      776,418                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)

                                                   (Print or Type Responses)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Explanation of Responses:

(1) The date indicated is the effective date of the registration statement of the Issuer filed pursuant to Sections 12(b) and 12(g)
of the Securities Exchange Act of 1934.
(2) This is the trading symbol of the Issuer's units (each unit consisting of one share of common stock and one redeemable common stock purchase warrant) on the Nasdaq SmallCap Market, Inc. The Company will apply for the common stock and warrants to be separately listed on the Nasdaq SmallCap Market under the trading symbols "IMPL" and "IMPLW", respectively. The units, common stock and warrants are also separately listed on the Boston Stock Exchange under the trading symbols "IMXU", "IMX" and "IMXW", respectively.

                                                                                NAR Holding Corporation

                                                                                By: Shunkichi Shimizu
**Intentional misstatements or omissions of facts constitute Federal Criminal      ---------------------------    June 15, 1999
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                Shunkichi Shimizu, Authorized
                                                                                Representative

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.
                                                    (Print or Type Responses)


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